EXHIBIT 21

                 SUBSIDIARIES OF THE REGISTRANT


HCRI Pennsylvania Properties, Inc.

          On November 1, 1993, the Company formed a wholly-owned subsidiary, HCRI Pennsylvania Properties, Inc. This subsidiary was created to own real estate in the State of Pennsylvania.